      EXHIBIT 99.03

May 8, 2003
Denver, Colorado

FOR IMMEDIATE RELEASE

Prima Energy Corporation Reports
First Quarter 2003 Results and Operations Update

Prima Energy Corporation (“Prima”), a Denver based independent oil and gas company, today announced its operating results for the quarter ended March 31, 2003 and provided an update of its commodity hedging positions and operating activities.

First Quarter Operating Results

The Company reported net income for the first quarter of 2003 of $5,382,000, or $0.41 per diluted share. This compares to a net loss in the first quarter of 2002 of $722,000, or $0.06 per share. Cash flow from operations before changes in operating assets and liabilities increased to $9,196,000 in the first three months of 2003, from $6,918,000 in the first quarter of 2002. Cash flow from operations before changes in operating assets and liabilities is a non-GAAP financial measure derived from net cash provided by operating activities. See “Reconciliation of Non-GAAP Financial Measure” in table below.

First quarter 2003 net income included an adjustment for the cumulative effect of a change in accounting principle in conjunction with adoption of Statement of Financial Accounting Standards No. 143, relating to accounting for asset retirement obligations. Adoption of SFAS 143 resulted in a non-cash, after-tax credit of $403,000 or $0.03 per diluted share, reflecting the net historical effects of providing for estimated future costs for abandonment of oil and gas properties and the impact on depletion expense of incorporating estimated equipment salvage values. Excluding the cumulative effect of the change in accounting principle, Prima’s first quarter net income would have been $4,979,000 or $0.38 per diluted share.

Revenues for the 2003 quarter totaled $15,610,000, compared to $5,407,000 for the first three months of 2002. Oil and gas sales in the first quarter of 2003 rose by 108%, to $12,212,000, from $5,884,000 reported for the same period in 2002. This increase was attributable to the combined effects of a 27% year-over-year improvement in production volumes and a 63% increase in average realized prices per equivalent unit of oil and gas production. The improvement in revenues also reflected a $4,062,000 net increase in gains/losses on derivative instruments, from a $2,708,000 loss in 2002 to a $1,354,000 gain in the recent quarter.

Prima’s total production in the first quarter of 2003 of 3,353,000 Mcfe, or approximately 37,300 Mcfe per day, represents record levels for the Company, and a 27% improvement from the 2,644,000 Mcfe produced in the same quarter of 2002. The Company’s production mix in the first quarter of 2003 was 83% natural gas and 17% oil, compared to 80% gas and 20% oil in the prior-year period. Natural gas production in the latest quarter of 2,795,000 Mcf was 33% greater than the 2,103,000 Mcf produced in the first three months of 2002. Oil production in the initial quarters of 2003 and 2002 totaled 93,000 barrels and 90,000 barrels, respectively, representing an increase of 3,000 barrels, or 3%. The overall year-over-year increase was due to Powder River Basin CBM operations, which generated net gas production of 1,144,000 Mcfe in the first quarter of 2003, compared to 382,000 Mcfe in the first quarter of 2002. Current year CBM production was primarily attributable to continued strong performance of Prima’s Porcupine-Tuit property, which began producing in the third quarter of 2002. CBM production in the comparable quarter last year was primarily attributable to two months’ contribution from the Stones Throw property, which was sold in March 2002. Following installation of a sixth screw compressor in mid-April, gross production from the 58 completed wells at Porcupine-Tuit has approximated 23,000 Mcf per day, or more than 17,000 Mcf per day net to Prima.

Average prices received for natural gas production in the first quarter of 2003 aggregated $3.22 per Mcf. This compares to $1.87 per Mcf in the first three months of 2002, for a year-over-year increase of $1.35 per Mcf, or 72%. Average sales prices received per barrel of oil were $34.60 in the recent quarter and $21.61 in the same period last year, for an increase of $12.99 per barrel, or 60%. On an energy equivalent basis, the average price received in the latest quarter was $3.64 per Mcfe, or 63% above the $2.23 per Mcfe realized in the prior year period. Approximately 74% of the Company’s total oil and gas revenues in 2003 were derived from natural gas sales, compared to 67% in the first quarter of 2002.

The depletion rate for the first quarter of 2003 was $0.93 per Mcfe, compared to $0.90 per Mcfe in the first quarter last year. Lease operating expenses were $0.28 per Mcfe produced in the 2003 quarter compared to $0.30 per Mcfe in the 2002 quarter. Production taxes were $0.37 and $0.17 per Mcfe in the 2003 and 2002 quarters, respectively, reflecting both higher product prices in 2003 and an increased portion of sales attributable to properties in Wyoming, where severance tax rates are higher than in Colorado.

Oilfield service revenues from third parties totaled $1,939,000 in the three months ended March 31, 2003 compared to $2,085,000 in the three months ended March 31, 2002, for a decrease of $146,000, or 7%. Costs of oilfield services provided to third parties were $1,739,000 in 2003 compared to $1,763,000 in 2002, for a decrease of $24,000, or 1%. Service revenues and costs associated with Prima-operated property interests, which are eliminated in consolidation, represented 17% of the service companies’ activities in 2003 compared to 10% in 2002.

Commodity Price Derivatives

Prima closed certain derivatives contracts between April 1, 2003 and May 7, 2003, for net realized gains totaling $298,000. As of the close of business on May 7, 2003, the Company’s open oil and gas derivatives positions reflected net unrealized mark-to-market gains of $101,000. These open positions were comprised of futures contracts covering a total of 1,000,000 MMBtu of natural gas and 18,000 barrels of crude oil, at average NYMEX prices of $5.73 per MMBtu and $30.75 per barrel. The gas contracts apply to the contract months of June through October of this year, while the oil contracts apply to the contract months of July through December 2003.

The gas contracts, representing 200,000 MMBtu per month sold forward for the months of June through October of this year, account for between 19% and 23% of Prima’s projected gas volumes for that five-month period, though these NYMEX contracts are not considered to be effective hedges since Prima’s current production is all located in the Rocky Mountain region. For the period covered by these NYMEX contracts, a recent quote to lock in the basis differential, which would convert the NYMEX contracts to effective hedges, was approximately a $1.35 per MMBtu discount for Rocky Mountain gas. With respect to crude oil, the 3,000 barrels per month sold forward for the second half of 2003 represents between 9% and 11% of projected oil volumes for the period.

Investment and Operating Activities

During the first quarter of 2003, Prima invested $3,952,000 in oil and gas properties and realized $1,293,000 of net proceeds from the sale of oil and gas assets. Investments during the period included $251,000 for acquisitions of undeveloped acreage and $3,701,000 for well costs and other development activities, primarily relating to exploitation and development activities in the Denver Basin, in the Cave Gulch Field in the Wind River Basin, and on CBM properties in the Powder River Basin. Denver Basin operations included re-fracturing 8 gross (7.4 net) wells, completing two gross (1.9 net) wells that were drilled in 2002, and commencing drilling operations on three gross (3.0 net) wells that were completed in April. In the Cave Gulch Field, Prima participated in drilling two gross (0.3 net) wells and recompleting one gross (0.2 net) well during the first quarter of 2003. Production operations have been, or are expected to be, established or resumed on all of these wells. Powder River Basin activities were largely confined to permitting and infrastructure investments made to facilitate future drilling and development operations. Of the asset sales proceeds realized during the period, $1,200,000 related to the sale of 1,120 gross and net acres in the Company’s Kingsbury project area in the Powder River Basin, which included eight shallow-coal CBM wells that were producing an aggregate of approximately 150 Mcf per day net to Prima when sold.

In the recent quarter, Prima also utilized $252,000 for other property and equipment and $858,000 for the purchase of approximately 46,000 shares of treasury stock at an average cost of $18.75 per share. Approximately 357,000 additional shares of the Company’s common stock may be repurchased under an existing authorization from Prima’s Board of Directors. The Company’s net working capital increased from $35,954,000 at the end of 2002 to $42,993,000 at March 31, 2003, including $39,849,000 of cash equivalents and short-term investments at the end of the recent quarter. Prima also continues to be free of long-term debt.

As previously reported, Prima anticipates investing between $25 million and $30 million on property and equipment during 2003, excluding acquisitions which are unbudgeted. Currently projected drilling activities for the full year include 60 to 90 CBM wells in the Powder River Basin, 15 to 25 wells in the Denver Basin, and participation in up to ten wells in the Cave Gulch area. The CBM wells planned for 2003 include extension of the Porcupine-Tuit field, which produces from Wyodak coals, and activities to evaluate and develop deeper, unproved coals within the Company’s Kingsbury, Wild Turkey and Cedar Draw project areas. Plans also include re-stimulating approximately 30 producing wells in the Denver Basin. Year-to-date, the Company has participated in drilling four CBM wells in the Powder River Basin, three wells in the Denver Basin and two wells in the Cave Gulch Field, and has conducted 12 well re-completions in the Denver Basin.

Powder River Basin CBM activities planned for 2003 have been weighted toward the second half of the year. One factor influencing that timing has been a pending record of decision (ROD) to be issued by the Bureau of Land Management (BLM), to finalize an environmental impact statement (EIS) for the area. The ROD was issued on April 30, 2003 and is expected, ultimately, to significantly improve access to federal lands in the Powder River Basin for CBM development. However, as anticipated, various challenges to the ROD have already been filed in federal courts and there may be delays in its implementation pending resolution of these challenges. While some of Prima’s planned activities for 2003 may be affected by the status of the BLM’s implementation of the EIS, drilling activity conducted during the year will also be dependent on other factors. These include the timing and conditions of approvals required for certain water management plans, completion of agreements with various surface owners, conclusion of negotiations with certain working interest owners regarding potential acreage swaps, and Forest Service approvals required for planned drilling at Porcupine-Tuit. Prima is also in the process of negotiating an agreement for installation of gas gathering and compression facilities that will, if completed, enable hook-up of up to 90 previously drilled CBM wells in addition to planned future wells in several of the Company’s CBM project areas in the general vicinity of its Kingsbury project.

The Company is currently projecting that its total oil and gas production in 2003 will be toward the higher end of its previously indicated target range of 12,500,000 Mcfe to 13,000,000 Mcfe. This target range will be reassessed after the second quarter, and may be revised upward if the Porcupine-Tuit property continues to outperform initial projections and permits to drill additional wells at Porcupine-Tuit in the second half of the year are obtained.

Conference Call

Prima will hold a conference call on Friday, May 9, 2003, at 9:30 a.m. MDT to review the Company’s first quarter 2003 financial results and provide an update on operations. Interested parties may access the conference call by dialing (800) 362-0653 and providing reservation number G634. Replays will be available at 11:30 a.m. MDT, May 9, 2003, by dialing (888) 276-5318 (no reservation number necessary). Replays will be available until 10:00 p.m. May 16, 2003.

In addition, the conference call will be webcast live over the Internet by following the link from Prima’s website at www.primaenergy.com. To listen to the live call from our website, please access the website at least fifteen minutes early to register, and download and install any necessary audio software. A replay from the Internet site will be available shortly after the call is completed, and will be available for 90 days.

Prima is a Denver-based independent energy company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through wholly owned subsidiaries, Prima is also engaged in natural gas and oil property operations, oilfield services and natural gas and crude oil marketing. The Company’s current activities are principally conducted in the Rocky Mountain region of the United States.

This press release contains projections or forward-looking statements, which are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to drilling and construction plans, other investment activities, projected production levels, anticipated production commencement dates, and future oil and gas prices. Any such statements or projections reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. Prima does not undertake to update, revise or correct any of the forward-looking information. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

NASDAQ Symbol: PENG

Contacts:	Richard H. Lewis, President and Chief Executive Officer
Neil L. Stenbuck, Executive Vice President and Chief Financial Officer

Telephone Number: (303) 297-2100
Website: www.primaenergy.com

Financial data follows. In addition, a copy of the Company’s Form 10-Q for the three months ended March 31, 2003 will be available on the Company’s website at www.primaenergy.com after it has been filed.

PRIMA ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,

	2003	2002

REVENUES
Oil and gas sales	$12,212,000	$5,884,000
Gains (losses) on derivative instruments, net	1,354,000	(2,708,000)
Oilfield services	1,939,000	2,085,000
Interest, dividend and other income	105,000	146,000

	15,610,000	5,407,000

EXPENSES
Depreciation, depletion and amortization:
Depletion of oil and gas properties	3,135,000	2,379,000
Depreciation of property and equipment	284,000	302,000
Lease operating expense	941,000	797,000
Ad valorem and production taxes	1,234,000	456,000
Cost of oilfield services	1,739,000	1,763,000
General and administrative	848,000	772,000

	8,181,000	6,469,000

Income (Loss) Before Income Taxes and Cumulative Effect of Change in Accounting Principle	7,429,000	(1,062,000)
Provision for (Benefit from) Income Taxes	2,450,000	(340,000)

Net Income (Loss) Before Cumulative Effect of Change in Accounting Principle	4,979,000	(722,000)
Cumulative Effect of Change in Accounting Principle	403,000	—

NET INCOME (LOSS)	$5,382,000	$(722,000)

Basic Net Income (Loss) per Share Before Cumulative Effect of Change in Accounting Principle	$0.39	$(0.06)
Cumulative Effect of Change in Accounting Principle	0.03	—

BASIC NET INCOME (LOSS) PER SHARE	$0.42	$(0.06)

Diluted Net Income (Loss) per Share Before Cumulative Effect of Change in Accounting Principle	$0.38	$(0.06)
Cumulative Effect of Change in Accounting Principle	0.03	—

DILUTED NET INCOME (LOSS) PER SHARE	$0.41	$(0.06)

Weighted Average Common Shares Outstanding	12,820,817	12,731,895

Weighted Average Common Shares Outstanding Assuming Dilution	13,167,300	12,731,895

PRODUCTION
Natural gas (Mcf)	2,795,000	2,103,000
Oil (Barrels)	93,000	90,000
Net equivalent units (Mcfe)	3,353,000	2,644,000
AVERAGE PRICES
Natural gas (Mcf)	$3.22	$1.87
Oil (Barrels)	$34.60	$21.61
Net equivalent units (Mcfe)	$3.64	$2.23

PRIMA ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets	$51,907,000	$47,257,000
Oil and gas properties — net	90,370,000	88,538,000
Other property and equipment — net	4,721,000	4,839,000
Other assets	1,295,000	1,293,000

	$148,293,000	$141,927,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,914,000	$11,303,000
Non-current ad valorem taxes	3,149,000	2,077,000
Other liabilities	1,664,000	0
Deferred income taxes	22,455,000	21,281,000
Stockholders’ equity	112,111,000	107,266,000

	$148,293,000	$141,927,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002(1)

OPERATING ACTIVITIES
Net income	$5,382,000	$(722,000)
Depreciation, depletion and amortization	3,419,000	2,681,000
Cumulative effect of change in accounting principle	(403,000)	—
Deferred income taxes	1,539,000	(440,000)
Unrealized (gains) losses on derivatives instruments	(910,000)	5,158,000
Other	169,000	241,000
Net changes in operating assets and liabilities	(3,693,000)	(605,000)

Net cash provided by operating activities	5,503,000	6,313,000

INVESTING ACTIVITIES
Additions to oil and gas properties	(3,952,000)	(2,515,000)
Proceeds from sales of oil & gas properties	1,293,000	13,553,000
Purchases of other property	(187,000)	(50,000)
Purchases of available for sale securities	(57,000)	(65,000)

Net cash provided by (used in) investing activities	(2,903,000)	10,923,000

NET FINANCING ACTIVITIES	(841,000)	(81,000)

INCREASE IN CASH AND CASH EQUIVALENTS	1,759,000	17,155,000
CASH AND CASH EQUIVALENTS, beginning of period	36,263,000	23,337,000

CASH AND CASH EQUIVALENTS, end of period	$38,022,000	$40,492,000

(1)	Amounts have been reclassified to reflect cash held in a like-kind exchange escrow account as cash and cash equivalents based upon the subsequent closure of the escrow account when a like-kind exchange transaction was not consummated. The adjustment increased by $11,746,000 the amount of cash provided by investing activities and increased the amount of cash and cash equivalents held at the end of March 2002.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Cash flow from operations before changes in operating assets and liabilities is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of cash flow from operations before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	Three Months Ended
	March 31,

	2003	2002

Net cash provided by operating activities	$5,503,000	$6,313,000
Net changes in operating assets and liabilities	3,693,000	605,000

Cash flow from operations before changes in operating assets and liabilities	$9,196,000	$6,918,000